NEWS BULLETIN	POINT.360 2701 MEDIA CENTER DRIVE LOS ANGELES, CA 90065 Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:

Alan Steel

Executive Vice President

(818) 565-1444

FOR IMMEDIATE RELEASE – LOS ANGELES, CA, June 30, 2014

POINT.360 ANNOUNCES RECEIPT OF $1.6 MILLION FROM SALE OF BUILDING

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced the receipt of $1.6 million from the sale of real estate.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “The sale of our excess Hollywood real estate yielded net cash of $1.6 million after transaction expenses and payoff of the related $2.9 million mortgage. The proceeds, together with approximately $0.3 million of future annual cash savings from debt service, property taxes and maintenance costs related to the property will be used for working capital and to support business expansion opportunities.”

About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production and archives and distributes physical and electronic Rich Media content worldwide, serving studios, independent producers, corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores. See www.Point360.com and www.MovieQ.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions. Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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